MFS/SUN LIFE SERIES TRUST

                                 N-SAR EXHIBITS

                                  SUB-ITEM 77D

Massachusetts Investors Trust Series, a series of MFS/Sun Life Series Trust, deleted and replaced the last sentence of the first paragraph in the section entitled "Principal Investment Policies" under the caption "I: Risk Return Summary" as described in the supplement to the prospectus as filed with the Securities and Exchange Commission via EDGAR on January 3, 2005, under Rule 497 of the Securities Act of 1933. Such description is incorporated herein by reference.

International Value Series, a series of MFS/Sun Life Series Trust, changed the percentage of net assets that the Series may invest in certain types of securities as described in the supplement to the prospectus as filed with the Securities and Exchange Commission via EDGAR on October 5, 2004, under Rule 497 of the Securities Act of 1933. Such description is incorporated herein by reference.